As filed with the Securities and Exchange Commission on May 22, 2006

Registration No.333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	04-2997780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1501 WASHINGTON STREET, BRAINTREE, MASSACHUSETTS 02185-0327

(Address of principal executive offices)                                                      (Zip Code)

CLEAN HARBORS, INC. 2000 STOCK INCENTIVE PLAN

(Full title of plan)

C. MICHAEL MALM

DAVIS, MALM & D’AGOSTINE, P.C.

ONE BOSTON PLACE

BOSTON, MASSACHUSETTS  02108

(Name and address of agent for service)

617-367-2500

(Agent’s telephone number, including area code)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, $.01 par value per share	1,200,000	$35.34	$42,408,000	$4,537.66

(1) Computed under Rule 457(c) and (h) based upon the market price of the registrant’s Common Stock on the NASDAQ National Market on May 18, 2006.

Approximate date of proposed public offering:  From time to time after the effective date of this Registration Statement.

Information Required by General Instruction E to Form S-8

In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional 1,200,000 shares of the Common Stock, $.01 par value (“Common Stock”), of Clean Harbors, Inc. (the “Company”) which are to be issued in the future pursuant to awards granted under the Company’s 2000 Stock Incentive Plan (the “Plan”).  The Company has previously registered 800,000 shares of Common Stock for issuance under the Plan under Registration Statement No. 333-63662 (the “Original Registration Statement”).  The 1,200,000 additional shares of Common Stock being registered under this Registration Statement are now available for future issuance because of amendments to the original Plan which were approved by the Company’s stockholders on April 24, 2002 and May 12, 2005.

The Original Registration Statement is herein incorporated by reference, except that Items 5 and 6 thereof are amended and restated as set forth below in order to reflect changes which have occurred with respect to the disclosures in those Items since the filing of the Original Registration Statement on June 22, 2001.  As described in the Original Registration Statement, the Company hereby incorporates by reference into this Registration Statement certain filings previously made and hereafter to be made by the Company under the Securities Exchange Act of 1934, as amended (File No. 0-16379).

Item 5. Interest of Named Experts and Counsel

C. Michael Malm, Secretary of the Company and a shareholder in the law firm of Davis, Malm & D’Agostine, P.C., is the holder of an option to purchase 15,000 shares of the Company’s Common Stock at $11.70 per share.  In addition, as of May 18, 2006, Mr. Malm and other shareholders and associates in Davis, Malm & D’Agostine, P.C., beneficially owned an aggregate of 13,610 shares of the Company’s Common Stock (including 2,510 shares owned by members of their immediate families), and two shareholders of that firm were trustees of a trust for the benefit of persons unrelated to them which then owned an additional 10,000 shares.

Item 6. Indemnification of Directors and Officers

Sections 8.51 and 8.52 of the Massachusetts Business Corporation Act, as amended, give Massachusetts corporations the power to indemnify each of their present and former officers or directors under certain circumstances if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation.  The Company’s Restated Articles of Organization and By-Laws provide for such indemnification of the officers and directors of the Company and its subsidiaries to the extent permitted by law.  Reference is made to Article 6 of the Company’s Restated Articles of Organization filed as Exhibit 3.1A to the Company’s Report on Form 8-K dated May 18, 2005, and Article VII of the Company’s Amended and Restated By-Laws filed as Exhibit 3.4B to the Company’s Report on Form 8-K dated April 4, 2005, and incorporated herein by reference, for the applicable provisions regarding the indemnification of officers and directors.

The Company also maintains director and officer liability insurance which provides for protection of the directors and officers of the Company and its subsidiaries against liabilities and costs which they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended.

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Item 8. Exhibits

See Exhibit Index on page II-3.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such

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securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Clean Harbors, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Boston and the Commonwealth of Massachusetts on the 19th day of May, 2006.

CLEAN HARBORS, INC.

By:	/s/Alan S. McKim
Alan S. McKim, Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Alan S. McKim, James M. Rutledge, and C. Michael Malm, jointly and severally, his attorneys-in-fact, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Alan S. McKim	Chairman of the Board	May 19, 2006
Alan S. McKim	and Chief Executive Officer

/s/ James M. Rutledge	Executive Vice President	May 19, 2006
James M. Rutledge	and Chief Financial and Accounting Officer

/s/John D. Barr	Director	May 19, 2006
John D. Barr

/s/ John P. DeVillars	Director	May 19, 2006
John P. DeVillars

/s/ Daniel J. McCarthy	Director	May 19, 2006
Daniel J. McCarthy

/s/ John T. Preston	Director	May 19, 2006
John T. Preston

/s/ Andrea Robertson	Director	May 19, 2006
Andrea Robertson

/s/ Thomas J. Shields	Director	May 19, 2006
Thomas J. Shields

/s/ Lorne R. Waxlax	Director	May 19, 2006
Lorne R. Waxlax

EXHIBIT INDEX

The following exhibits are filed as a part of this Registration Statement:

5                                          Opinion of Davis, Malm & D’Agostine, P.C. as to the legality of the securities being registered (filed herewith).

23.1                           Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP, (filed herewith).

23.2                           Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP (filed herewith).

23.3                           Consent of Davis, Malm & D’Agostine, P.C. is contained in their opinion filed as Exhibit 5.

24                                    Power of Attorney (see page II-1).